As filed with the Securities and Exchange Commission on November 15, 2023

Registration No. 033-64711

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
Form S-3 Registration Statement No. 033-64711

UNDER THE SECURITIES ACT OF 1933

CHASE CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

375 University Avenue,
Westwood, Massachusetts 02090
(781) 332-0700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Bourque
Chase Corporation
375 University Avenue,
Westwood, Massachusetts 02090
(781) 332-0700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is being filed by Chase Corporation (the “Registrant”) to deregister all securities remaining unsold under the Registration Statement on Form S-3 (No. 033-64711) filed with the U.S. Securities and Exchange Commission on December 4, 1995 (the “Registration Statement”), registering 265,000 shares of common stock of the Registrant, par value $0.10 per share (the “Shares”) at a maximum offering price per Share of $4.53125.

On July 21, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Formulations Parent Corporation, a Delaware corporation (“Parent”) and Formulations Merger Sub Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). On November 15, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the offerings of securities pursuant to the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all Shares registered under the Registration Statement that remain unsold as of the date hereof, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Massachusetts, on November 15, 2023.

CHASE CORPORATION

By:	/s/ Michael J. Bourque
	Name:	Michael J. Bourque
	Title:	Treasurer and Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.